SEPARATION AGREEMENT

This AGREEMENT is made and entered into as of April 18, 2008 (the "Execution Date") by and between PRWT SERVICES, INC with offices at 1835 Market Street, 8th floor, Philadelphia, PA 19103 ("PRWT"), and WILLIAM TURNER TURNER, residing at ("Turner").

WITNESSETH:

WHEREAS, Turner, an original Founder of PRWT has enjoyed a distinguished twenty year career at PRWT where he has served as Chief Financial Officer, as well as a partner and confidant to PRWT's Chairman, Willie F. Johnson; and

WHEREAS, Turner has decided to retire from PRWT on September 30, 2008; and

WHEREAS the parties desire to fully resolve any and all claims that Turner has or may have against PRWT; and

WHEREAS, PRWT and Turner agree that the terms and conditions of this Agreement describe accurately the benefits and other considerations being provided by PRWT to Turner upon his retirement from employment with PRWT; and

WHEREAS, this Agreement reflects the respect and appreciation PRWT has for Turner's twenty years of service, his contributions to PRWT's success during those years, and its desire to wish him well in the future.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EFFECTIVE DATE. The effective date of this Agreement (the "Effective Date") shall be April 18, 2008.

2. RETIREMENT DATE. Turner and PRWT hereby agree that Turner shall retire from active employment with PRWT at the close of business of PRWT on September 30, 2008 (the "Retirement Date").

3. SEVERANCE PAYMENTS AND BENEFITS

Section 3.1 Severance Payment

a. In consideration of Turner's years of service with PRWT and as part of his retirement package, and in exchange for other good and valuable consideration set forth hereunder, PRWT shall pay to Turner an aggregate one time severance payment in the amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000) (the "Severance Payment"), subject to all applicable deductions and payable to Turner as follows: (i) Seven Hundred Fifty Thousand Dollars ($750,000) shall be paid to Turner on or before April 30, 2008 and Four Hundred Thousand Dollars ($400,000) shall be paid to Turner on or before the Retirement Date. Although the payments set forth in this Paragraph 3.1(a) shall be paid in full to Turner before the Retirement Date, Turner and PRWT hereby agree that the Severance Payment shall be considered part of Turner's severance package and benefits and is in exchange for Turner's other covenants and promises contained in this Agreement.

b. Also in consideration of Turner's years of service with PRWT and as part of his retirement package, and in exchange for other good and valuable consideration set forth hereunder, PRWT shall pay to Turner each year on October 1, beginning October 1, 2009 an additional severance payment in the amount of Sixty Thousand Dollars ($60,000).

Section 3.2 Employee 401K Plan

Turner's eligibility for additional contributions to PRWT's 401k Plan shall terminate on his Retirement Date; provided that Turner shall thereafter retain all rights pursuant to the terms and conditions of the

PRWT 401k Plan with respect to any amount held in a 401k Plan account in Turner's name.

Section 3.3 Health Benefits, Life Insurance

If after the Retirement Date Turner remains eligible to participate in the PRWT Health Benefits Plan and/or the PRWT Life Insurance Benefit Plan and desires to participate in either or both of such programs, PRWT shall cooperate to make those benefits available to Turner and the annual cost thereof shall be credited against the payment Turner is entitled to receive pursuant to Section 3.1(b) of this Agreement. PRWT gives no assurance that Turner shall be eligible to participate in either plan and shall have no responsibility to modify its plans to establish eligibility for Turner.

Section 3.4 Shares Sell Back

In addition to all of the rights that Turner shall retain pursuant to PRWT's shareholder agreement with respect to the disposition of his shares of PRWT Common Stock, the following shall also apply: (i) On October 1, 2010, PRWT shall be obligated to offer to purchase 100% of the shares of PRWT Common Stock owned by Turner and Turner may sell some or all of his shares of PRWT Common Stock to PRWT at his discretion, and (ii) in the event that Turner continues to own shares of PRWT Common Stock on October 1, 2011, Turner shall be obligated to sell and PRWT shall be obligated to purchase 100% of the shares of PRWT Common Stock then owned by Turner. The valuation of the shares of PRWT's Common Stock that PRWT shall buy back from Turner pursuant to subsections (i) or (ii) hereof shall be made by PRWT's Board of Directors in accordance with generally accepted valuation practices, and in accordance with PRWT's shareholder agreement (and any other related or applicable documents). To the extent that any term(s) or condition(s) of PRWT's shareholder agreement (and/or any other related or applicable documents) conflict(s) with this Section 3.4, the provisions of this Section 3.4 shall prevail.

Section 3.5 Board of Advisors

In the event PRWT establishes a Board of Advisors Turner shall be appointed thereto upon Turner's acceptance and execution of any terms and conditions associated with his participation on PRWT's advisory board as articulated by PRWT in its sole and exclusive discretion.

Section 3.6 Business Development

Although it is the expectation of PRWT that the owners of PRWT's Common Stock will put forth responsible and active efforts to expand the business of PRWT and the overall value of the issued and outstanding shares of PRWT Common Stock, with respect to Turner, as a former employee of PRWT and after his Retirement Date, if in the sole discretion of the President of PRWT Turner has made a singular or unique contribution to the success of PRWT in winning a substantial contract, from both a revenue and profit standpoint or facilitates a partnership, joint venture or subcontract relationship, which again provides significant revenue and profit margins to PRWT, the President shall in his sole discretion recommend to the Board of Directors a cash payment to Turner, which payment shall be made in any year awarded on the anniversary of his Retirement Date.

Section 3.7 Ace Country Club

Turner shall have continued access to the Ace Country Club and/or other clubs where PRWT holds a corporate membership; provided that Turner shall have access to any such club only while PRWT holds a corporate membership and nothing herein shall require PRWT to maintain any such memberships.

Section 3.8 Reimbursement of Travel Expenses

PRWT shall reimburse Turner for reasonable expenses related to Turner's attendance at Advisory Board meetings, shareholder meetings or other meetings which he attends at the request of by the Chairman or the Board of Directors.

Section 3.9 Limitations

With the exception of the payments and/or benefits to be received by Turner pursuant to Sections 3.1(a) and 3.2, hereof, Turner shall be entitled to the payments and benefits set forth in this Section 3 only so long as he continues to own shares of PRWT Common Stock. To the extent not terminated earlier pursuant to the terms of this Section 3.12 or otherwise, all benefits to Turner pursuant to this Section 3 (excluding Sections 3.1(a) and 3.2 hereof) are personal to Turner and shall automatically terminate upon Turner's death.

4. ERRORS AND OMISSION COVERAGE

Beginning on his Retirement Date, PRWT's Errors and Omissions liability policy shall continue to apply to Turner in the future with respect to acts or omissions committed by Turner on behalf of PRWT during Turner's employment with PRWT, and service as a Director on the Board of any PRWT subsidiary.

5. INDEMNITY. With the exception of Turner's obligations under this Agreement, including by implication concurrent and subsequent agreements and obligations derived therefrom, PRWT hereby agrees to indemnify, defend, and save harmless Turner from and against any and all claims, suits, actions, damages, and costs, of any kind, including all reasonable defense costs, attorney's fees, arising out of or pursuant to, whether directly or indirectly, Turner's former status as an employee,

officer and guarantor of PRWT; and the indemnity provided hereunder shall survive the termination of this Agreement.

6. NON-COMPETITION. Turner acknowledges and recognizes the highly competitive nature of the businesses of PRWT and its affiliates and accordingly agrees as follows:

Section 6.1 Restricted Activities

During the period of one (1) year after the Effective Date (the "Restricted Period"), and without the written consent of PRWT's Board of Directors, Turner shall not directly or indirectly: (i) engage in any business that competes with the business of PRWT or any of PRWT's subsidiaries or affiliates ("PRWT Affiliates"); (ii) enter into the employ of, or render any services to, any person or entity engaged in any business that competes with the business of PRWT Affiliates; (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that competes with the business of PRWT or PRWT Affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or (iv) materially interfere with business relationships (whether formed before or after the date of this Agreement) between PRWT, PRWT Affiliates and/or customers or suppliers of PRWT and/or PRWT Affiliates.

Section 6.2 Public Securities

Notwithstanding anything in this Agreement to the contrary, Turner may directly or indirectly own, solely as an investment, securities of any person or entity engaged in the business of PRWT which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Turner (i) is not a controlling

person of, or a member of a group which controls, such person, and (ii) does not directly or indirectly own one percent (1%) or more of any class of securities of such person.

Section 6.3 Non-Solicitation

During the Restricted Period, Turner will not directly or indirectly hire or otherwise, accept employment from any employee of PRWT or PRWT Affiliates, or direct or indirectly, solicit, endeavor to entice away or encourage any employee of PRWT or PRWT Affiliates to leave the employ of PRWT or PRWT Affiliates.

Section 6.4 Reasonable Restrictions

It is agreed between the parties that while the restrictions set out in this Section 6 are considered fair and reasonable for the protection of the business and trade secrets of PRWT and its Associated Companies, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the period of time, geographical limits or ranges or activities set out in this Section 6 it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render this Section 6 valid and enforceable.

7. CONFIDENTIALITY AND NON-DISPARAGEMENT. Turner will not at any time disclose or use for Turner's own benefit or purposes, or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or other business organization, entity, or enterprise other than PRWT and PRWT Affiliates, any trade secrets,

information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of PRWT or PRWT Affiliates, provided that the foregoing shall not apply to information which is not unique to PRWT or which is generally known to the industry or the public other than as a result of Turner's breach of this covenant. Turner warrants that he has returned to PRWT all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of PRWT and PRWT Affiliates, except that Turner may retain personal notes, notebooks and diaries. Turner further agrees that he will not retain or use for Turner's account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of PRWT or PRWT Affiliates. In addition, Turner agrees that he will not denigrate PRWT or PRWT Affiliates through adverse or disparaging communication, written or oral, whether true or not, including without limitation the expression of personal views, opinions, or judgments.

8. SPECIFIC PERFORMANCE. Turner acknowledges and agrees that PRWT's remedies at law for a breach or threatened breach of any of the provisions of Sections 6 or 7 hereof would be inadequate; and, in recognition of this fact, Turner agrees that, in the event of such breach or threatened breach, in addition to any remedies at law, PRWT, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

9. ARBITRATION OF DISPUTES. Unless otherwise specified herein and specifically excluding (at PRWT's sole option) any action by PRWT to

enforce its rights under Sections 6 or 7 above, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia County in accordance with the rules and procedures of the American Arbitration Association. Any judgment rendered in such arbitration may be entered and/or enforced in any court of competent jurisdiction.

10. REPRESENTATIONS OF PRWT AND TURNER. PRWT and Turner represent to each other that the execution and performance of this Agreement does not, and will not, result in any breach of any terms, provisions or conditions of any agreement, whether written or oral, to which such party is a party.

11. ASSIGNMENT. This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that PRWT may assign this Agreement to a corporation of which it shall become a subsidiary, into which and with which it may merge or consolidate, or to which it may transfer all or substantially all its assets, provided said assignee assumes all of PRWT's liabilities hereunder.

12. ENTIRE AGREEMENT. This Agreement supersedes and terminates all prior agreements with respect to the subject matter contained herein, and this Agreement embodies the entire understanding between the parties relating to Turner's retirement from PRWT, any and all prior correspondence, conversations, or memoranda being merged herein and replaced and being without effect hereon. This Agreement or any part hereof, including the provision against oral modifications, may not be modified, waived, or discharged except in a writing duly signed by each of the parties hereto. Each and all of the rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them

shall be deemed to be exclusive of the others or of any other right or remedy by law. No waiver by PRWT of any failure by Turner to complete or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant or condition.

13. NOTICE. All notices required hereunder or voluntarily given shall be in writing, and given by personal delivery or sent by prepaid certified or registered mail addressed as follows:

TO COMPANY:

Willie F. Johnson
Chairman
PRWT Services, Inc.
1835 Market Street, Suite 800
Philadelphia, PA 19103

With a copy to:
George R. Burrell, Esquire
General Counsel
PRWT Services, Inc.
1835 Market Street, Suite 800
Philadelphia, PA 19103

TO TURNER:

William Turner

All notices shall be deemed given at the time of dispatch. Either party may change the aforesaid address for notices by written notice in accordance with the foregoing.

14. EFFECT OF INVALIDITY. In the event that part or parts of this Agreement are found to be invalid or unenforceable in any respect, the remaining provisions shall nevertheless be binding with the same effect as if the invalid or unenforceable part or parts were originally deleted.

15. LAW GOVERNING. This Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania; and the parties hereto consent to the jurisdiction of the Commonwealth of Pennsylvania.

16. BENEFIT: PERSONS BOUND. This Agreement shall inure to the benefit of and shall bind the personal representatives, successors, and permitted assigns of PRWT.

17. CONFIRMATIONS. Each party hereto agrees to prepare, execute, file, and deliver promptly whatever documents the other party may reasonably request to affirm and implement the intent of this Agreement, and to substantiate and perfect the rights and privileges granted hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRWT SERVICES, INC:

By: ______________________

Name: Willie F. Johnson

Title: Chairman

Date: April 18, 2008

WILLIAM TURNER:

____

Name: William Turner

Date: April 18, 2008